SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                  SCHEDULE 13D
                                 (rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                                (Amendment No. 6)


            COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 NATIONAL TELEPHONE COMPANY OF VENEZUELA (CANTV)
--------------------------------------------------------------------------------
                  (Translation of Name of Issuer into English)


                             CLASS D COMMON SHARES,
        NOMINAL VALUE Bs. 36.90182224915 PER SHARE (the "Class D Shares")
                  AMERICAN DEPOSITARY SHARES EACH REPRESENTING
                        SEVEN CLASS D SHARES (the "ADSs")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                  P3055Q103 (Class D Shares); 204421101 (ADSs)
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Marianne Drost
                          Senior Vice President, Deputy
                     General Counsel and Corporate Secretary
                           Verizon Communications Inc.
                           1095 Avenue of the Americas
                            New York, New York 10036
                                 (212) 395-1783


--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                October 19, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 2 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Verizon Communications Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          OO
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:
                                                     ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 3 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Corporation
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of New York
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 4 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE International Telecommunications Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 5 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Venezuela Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 6 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Bell Atlantic Latin America Holdings, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                              [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 7 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Bell Atlantic New Holdings, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 8 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Verizon International Holdings Ltd.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 9 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Venezuela S.a r.l.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Luxembourg
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 10 of 14 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Venholdings B.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  32,945,829*
                  SHARES                             ADSs:  4,706,547
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  32,945,829*
                                                     ADSs:  4,706,547
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  32,945,829*
          ADSs:  4,706,547
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          8.2% (the 4,706,547 ADSs represent 32,945,829 Class D Shares, which represent approximately 8.2% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,706,547 ADSs represent 32,945,829 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 32,945,829 Class D Shares.

-------------------------------------------------------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                  Page 11 of 14 Pages
               204429101 (ADSs)
-------------------------------------------------------------------------------

         This is the sixth amendment ("Amendment No. 6") to the Statement on
Schedule 13D originally filed by GTE Corporation and GTE Venezuela Incorporated on December 9, 1996 and amended on December 18, 1996, December 23, 1998, July 13, 2000, October 10, 2001 and October 16, 2001. Capitalized terms used herein but not defined have the meanings ascribed to them in the initial Statement on
Schedule 13D, as amended through the date hereof (the "Schedule 13D"). The
Schedule 13D is hereby amended as follows:

Item 4.       Purpose of Transaction

         Item 4 is hereby amended by adding the following paragraph:

         "On Monday, October 22, 2001, Verizon issued a press release commenting on two resolutions issued by the CNV on Friday, October 19, 2001. One of the CNV resolutions is in response to the petition filed by GTE Venholdings, an affiliate of Verizon, with the CNV on October 15, 2001, as described in Amendment No. 1 to the Schedule 14D-9. A copy of Verizon's press release is attached hereto as Exhibit (a)(3), and is incorporated herein by reference. English translations of the two CNV resolutions are attached hereto as Exhibits
(a)(4) and (a)(5)."

         A copy of the press release is filed as Exhibit 99(a) hereto and incorporated herein by reference.

Item 7.       Material to be Filed as Exhibits

         99(a) Press Release dated as of October 22, 2001 (incorporated by reference to the Schedule 14D-9/A of Verizon, dated October 22, 2001)

         99(b) English translation of ruling by CNV on October 19, 2001 (incorporated by reference to the Schedule 14D-9/A of Verizon, dated October 19, 2001)

         99(c) English translation of ruling by CNV on October 19, 2001 (incorporated by reference to the Schedule 14D-9/A of Verizon, dated October 19, 2001)

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     VERIZON COMMUNICATIONS INC.

DATE:  OCTOBER 22, 2001              BY: /S/ MICHAEL T. MASIN
                                         -------------------------------------



                                     GTE CORPORATION

DATE:  OCTOBER 22, 2001              BY: /S/ MICHAEL T. MASIN
                                         -------------------------------------



                                     GTE INTERNATIONAL
                                     TELECOMMUNICATIONS INCORPORATED

DATE:  OCTOBER 22, 2001              BY: /S/ ALFRED C. GIAMMARINO
                                         -------------------------------------



                                     GTE VENEZUELA INCORPORATED

DATE:  OCTOBER 22, 2001              BY: /S/ ALFRED C. GIAMMARINO
                                         -------------------------------------



                                     BELL ATLANTIC LATIN AMERICA
                                     HOLDINGS, INC.

DATE:  OCTOBER 22, 2001              BY: /S/ JANET M. GARRITY
                                         -------------------------------------



                                     BELL ATLANTIC NEW HOLDINGS, INC.

DATE:  OCTOBER 22, 2001              BY: /S/ DANIEL C. PETRI
                                         -------------------------------------

                                     VERIZON INTERNATIONAL HOLDINGS LTD.

DATE:  OCTOBER 22, 2001              BY: /S/ ALFRED C. GIAMMARINO
                                         -------------------------------------



                                     GTE VENEZUELA S.A.R.L.
                                     BY:  GTE VENEZUELA INCORPORATED,
                                            MANAGER

DATE:  OCTOBER 22, 2001              BY: /S/ ALFRED C. GIAMMARINO
                                         -------------------------------------



                                     GTE VENHOLDINGS B.V.
                                     BY:  GTE VENEZUELA INCORPORATED,
                                            MANAGING DIRECTOR

DATE:  OCTOBER 22, 2001              BY: /S/ ALFRED C. GIAMMARINO
                                         -------------------------------------

                                  Exhibit Index
                                  -------------


                                 Name of Exhibit
                                 ---------------

99(a) Press Release dated as of October 22, 2001 (incorporated by reference to the Schedule 14D-9/A of Verizon, dated October 22, 2001)

99(b) English translation of ruling by CNV on October 19, 2001 (incorporated by reference to the Schedule 14D-9/A of Verizon, dated October 19,
         2001)

99(c) English translation of ruling by CNV on October 19, 2001 (incorporated by reference to the Schedule 14D-9/A of Verizon, dated October 19,
         2001)